Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of SELLAS Life Sciences Group, Inc. (the “Company”), of our report dated March 13, 2020 relating to the consolidated financial statements of the Company, which report appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019, and expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern emphasis.

/s/ Moss Adams LLP

San Francisco, California

March 13, 2020